Exhibit 99.1

Contact: Yvonne Gill
April 15, 2010	570-724-0247
yvonneg@cnbankpa.com

C&N ANNOUNCES FIRST QUARTER 2010 UNAUDITED FINANCIAL RESULTS

FOR IMMEDIATE RELEASE:

Wellsboro, PA – Citizens & Northern Corporation (C&N) announced its unaudited, consolidated financial results for the first quarter 2010.

In the first quarter 2010, positive net income available to common shareholders was $4,065,000, or $0.34 per share – basic and diluted, as compared to net income available to common shareholders of $4,242,000, or $0.42 per share - basic and diluted in the fourth quarter 2009 and as compared to a net loss of $7,334,000, or $0.82 per share in the first quarter 2009.  For the first quarter 2010, the number of weighted average common shares outstanding increased to 12,113,584 from 10,141,903 in the immediately previous quarter, reflecting the issuance of shares of common stock in a public offering in December 2009 that raised capital of $21.4 million, net of offering costs.  Results for the first quarter 2010 included pre-tax realized gains from available-for-sale securities of $58,000, while fourth quarter 2009 results included realized losses from available-for-sale securities of $318,000.  First quarter 2009 results were significantly impacted by pre-tax realized losses from securities totaling $16,679,000.

Core Earnings is an earnings performance measurement which the Corporation’s management has defined to exclude the effects of other-than-temporary impairment (OTTI) losses on available-for-sale securities and realized gains on securities for which OTTI has previously been recognized.  Core Earnings is a performance measurement that is not based on U.S. generally accepted accounting principles (GAAP), meaning that it is a non-GAAP measure.  Management believes Core Earnings information is meaningful for evaluating the Corporation’s operating performance, because it excludes some of the impact of market volatility as it relates to investments in securities.  This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The table below provides a reconciliation of Core Earnings to net income (loss), the most directly comparable GAAP financial measure:

RECONCILIATION OF NON-GAAP MEASURE (UNAUDITED)
(In thousands, except per-share data)
	1st	4th	1st
	Quarter	Quarter	Quarter
	2010	2009	2009
Net income (loss) available to common shareholders	$4,065	$4,242	($7,334)
Other-than-temporary impairment losses
on available-for-sale securities	(431)	(956)	(16,680)
Realized gains on assets previously written down	284	947	34
Other-than-temporary impairment losses on
available-for-sale securities, net of related gains	(147)	(9)	(16,646)
Income taxes (1)	50	516	5,660
Other-than-temporary impairment losses, net	(97)	507	(10,986)
Core earnings available to common shareholders	$4,162	$3,735	$3,652

Net income (loss) per share – diluted	$0.34	$0.42	($0.82)
Core earnings per share – diluted	$0.34	$0.37	$0.41
Weighted average shares outstanding - diluted	12,113,584	10,141,903	8,958,604

(1) Income tax has been allocated to the non-core losses at 34%, adjusted for a valuation allowance on deferred tax assets associated with losses from securities classified as capital assets for federal income tax reporting purposes.
A valuation allowance of $886,000 was recorded in the third quarter 2009, and was reduced to $373,000 in the fourth quarter 2009.

The higher amount of Core Earnings for the first quarter 2010, as compared to the fourth quarter 2009, included the impact of a charge to the income tax provision in the fourth quarter 2009 of $460,000 which resulted from a 1% change in the tax rate used to estimate the deferred tax benefit to be received from securities losses.  The higher amount of Core Earnings in the first quarter 2010 as compared to the first quarter 2009 reflected the net impact of several significant factors, as follows:

•
Noninterest expense was $744,000, or 8.6%, lower in 2010, including a reduction of $568,000 in compensation-related costs.  The reduction in compensation-related costs included a net reduction in stock-based compensation of $177,000 and the impact of a $215,000 reduction in health insurance costs associated with settlement of the difference between estimated and actual claims from the previous plan year.

•
Noninterest revenue was $679,000, or 24.5%, higher in 2010, including the impact of a pre-tax gain of $448,000 from the exchange of property at one of the banking locations in the first quarter 2010.  Revenue from Trust and Financial Management services was $130,000, or 16.9%, higher in 2010.

•	The net interest margin was $492,000, or 4.5%, lower in 2010, reflecting the effects of a lower average return on securities, and a lower average balance of loans outstanding.
•
The provision for loan losses was $207,000 in the first quarter, which is a modest amount by normal banking standards, but $380,000 higher than the net credit of $173,000 recorded in the first quarter 2009.

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,347,364,000 at March 31, 2010, up from $1,321,795,000 at December 31, 2009 and $1,304,924,000 at March 31, 2009.
•	Net loans of $711,996,000 at March 31, 2010 were down 0.2% from December 31, 2009 and 1.6% from March 31, 2009.
•	Total deposits and repo sweep accounts of $983,915,000 at March 31, 2010 were up 2.4% from December 31, 2009 and 8.0% from March 31, 2009.
•	Total shareholders’ equity was $155,484,000 at March 31, 2010, up from $152,410,000 at December 31, 2009 and $141,146,000 at March 31, 2009.
•
Assets under management by C&N’s Trust and Financial Management Group amounted to $598,793,000 at March 31, 2010, up 15.1% from one year earlier.  The increased value of assets under management reflected aggregate improvement in stock market values, along with the effects of new business.

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank.  Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 24 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania.  First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles.  Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.